EXHIBIT 10.117
















                      AGREEMENT AND PLAN OF REORGANIZATION


                             AS OF DECEMBER 8, 1999


                                  BY AND AMONG


                        CABLEVISION OF THE MIDWEST, INC.
                  CABLEVISION OF THE MIDWEST HOLDING CO., INC.
                       ADELPHIA GENERAL HOLDINGS II, INC.

                                       AND

                       ADELPHIA COMMUNICATIONS CORPORATION






















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

                                             TABLE OF CONTENTS

                                                                                                      Page

Section  1.       Definitions............................................................................1
                  1.01     Certain Definitions...........................................................1
                  1.02     Other Definitional Provisions.................................................9

Section  2.       The Merger.............................................................................9
                  2.01     The Merger....................................................................9
                  2.02     Common Stock Consideration....................................................9
                  2.03     Adjustments to Prevent Dilution...............................................9
                  2.04     Directors of Midwest.........................................................10
                  2.05     Officers of Midwest..........................................................10
                  2.06     Surrender and Payment........................................................10
                  2.07     New Name.....................................................................10
                  2.08     Charter of Midwest...........................................................10
                  2.09     By-laws of Midwest...........................................................10
                  2.10     Adjustments..................................................................10
                  2.11     Sales and Transfer Taxes.....................................................12

Section  3.       Representations and Warranties of Holdings............................................12
                  3.01     Organization and Authority...................................................13
                  3.02     Legal Capacity; Approvals and Consents.......................................13
                  3.03     Financial Statements.........................................................13
                  3.04     Changes in Operation.........................................................14
                  3.05     Tax Returns..................................................................14
                  3.06     Assets of Midwest............................................................14
                  3.07     The CATV Business............................................................15
                  3.08     Labor Contracts and Actions..................................................16
                  3.09     Employee Benefit Plans.......................................................17
                  3.10     Contracts....................................................................17
                  3.11     Legal and Governmental Proceedings and Judgments.............................18
                  3.12     Finders and Brokers..........................................................18
                  3.13     Year 2000....................................................................18
                  3.14     Restoration..................................................................18
                  3.15     Pole Attachment Agreements...................................................18
                  3.16     Right of First Refusal.......................................................19
                  3.17     Insurance....................................................................19
                  3.18     Title to Capital Stock.......................................................19
                  3.19     Securities Law Matters.......................................................19
                  3.20     Internet Service Agreements..................................................20

Section  4.       Representations and Warranties of Buyer...............................................20
                  4.01     Organization and Authority of Buyer..........................................20
                  4.02     Legal Capacity: Approvals and Consents.......................................21
                  4.03     Legal and Governmental Proceedings and Judgments.............................22



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                  4.04     Finders and Brokers..........................................................22
                  4.05     Buyer Consents...............................................................22
                  4.06     Acquisition of Rights........................................................22
                  4.07     Capitalization...............................................................22
                  4.08     Subsidiaries.................................................................23
                  4.09     SEC Filings..................................................................23
                  4.10     Financial Statements.........................................................24
                  4.11     Absence of Certain Changes...................................................24
                  4.12     Compliance with Laws and Court Orders........................................24
                  4.13     Litigation...................................................................25
                  4.14     Private Offering.............................................................25
                  4.15     Existing Registration Rights Agreements......................................25
                  4.16     Ownership of Merger Sub; No Prior Activities.................................25
                  4.17     Tax Matters..................................................................25

Section  5.       Covenants Pending Closing.............................................................25
                  5.01     Business of Midwest..........................................................25
                  5.02     Access to Information........................................................26
                  5.03     Covenants of Buyer...........................................................27
                  5.04     Listing of  Common  Stock Consideration......................................27
                  5.05     Covenant to File Certificate of Merger.......................................27
                  5.06     Change in Channel Lineup.....................................................28
                  5.07     Excluded Liabilities.........................................................28
                  5.08     Required Consents............................................................28
                  5.09     Lien Searches................................................................28
                  5.10     Trading in Adelphia Common Stock.............................................28

Section  6.       Deliveries at Closing.................................................................28
                  6.01     Deliveries to Buyer..........................................................28
                  6.02     Deliveries by Buyer..........................................................29

Section  7.       Conditions to the Obligations of Buyer................................................29
                  7.01     Receipt of Consents..........................................................29
                  7.02     Holdings' and Midwest's Authority............................................30
                  7.03     Performance by Holdings and Midwest..........................................30
                  7.04     Absence of Breach of Warranties and Representations..........................30
                  7.05     Absence of Proceedings.......................................................30

Section  8.       Conditions to the Obligations of Holdings.............................................30
                  8.01     Receipt of Consents..........................................................30
                  8.02     Corporate Action.............................................................30
                  8.03     Performance by Buyer and Merger Sub..........................................30
                  8.04     Absence of Breach of Representations and Warranties..........................31
                  8.05     Absence of Proceedings.......................................................31
                  8.06     Effectiveness of Shelf Registration Statement................................31
                  8.07     No Material Adverse Effect...................................................31

Section  9.       Covenants.............................................................................31



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                  9.01     Compliance with Conditions...................................................31
                  9.02     Compliance with HSR Act and Rules............................................31
                  9.03     Applications for Assignment of Contracts or CATV Instruments.................32
                  9.04     Records, Taxes and Related Matters...........................................33
                  9.05     Real Estate Proration And Adjustment Items...................................33
                  9.06     Furnishing of Information....................................................33
                  9.07     Covenant Not to Compete......................................................33
                  9.08     Remaining Franchises.........................................................34

Section  10.      Survival of Representations, Warranties, Covenants and Other Agreements;
                  Indemnification.......................................................................34
                  10.01    Survival of Representations, Warranties, Covenants and Other
                           Agreements...................................................................34
                  10.02    Indemnification by Holdings..................................................34
                  10.03    Indemnification by Buyer.....................................................35
                  10.04    Third Party Claims...........................................................36
                  10.05    Tax Matters..................................................................36
                  10.06    Guarantee By Holdings........................................................37

Section  11.      Further Assurances....................................................................37

Section  12.      Closing...............................................................................37
                  12.01    Closing......................................................................37
                  12.02    Termination..................................................................38

Section  13.      Miscellaneous.........................................................................38
                  13.01    Amendments; Waivers..........................................................38
                  13.02    Entire Agreement.............................................................38
                  13.03    Cablevision Name.............................................................39
                  13.04    Binding Effect; Assignment...................................................39
                  13.05    Construction; Counterparts...................................................39
                  13.06    Notices......................................................................39
                  13.07    Expenses of the Parties......................................................40
                  13.08    Non-Recourse.................................................................40
                  13.09    Third Party Beneficiary......................................................40
                  13.10    Governing Law................................................................40
                  13.11    Press Releases...............................................................41
                  13.12    Severability.................................................................41
                  13.13    Specific Performance.........................................................41




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EXHIBITS

Exhibit A           -      [Intentionally Omitted]
Exhibit B           -      Service Territory
Exhibit C           -      Form of Opinion of Counsel to Holdings and Midwest
Exhibit D           -      Form of Opinion of Counsel to Buyer and Merger Sub
Exhibit E           -      Registration Rights Agreement







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

SCHEDULES

Schedule 1.01(a)  -        CATV Licenses/Franchises
Schedule 1.01(b)  -        [Intentionally Omitted]
Schedule 1.01(c)  -        [Intentionally Omitted]
Schedule 1.01(d)  -        Excluded Assets
Schedule 1.01(e)  -        Excluded Liabilities
Schedule 1.01(f)  -        Permitted Encumbrances
Schedule 3.02     -        Consents and Approvals
Schedule 3.05     -        Tax Notices and Assessments
Schedule 3.06(b)  -        Real Property
Schedule 3.06(d)  -        Environmental Matters
Schedule 3.07(c)  -        Material Contracts
Schedule 3.07(d) - Notice of Claims or Purported Defaults in CATV Instruments
Schedule 3.07(e) - Non-Compliance with applicable laws; Documents not filed with the FCC
Schedule 3.07(f)  -        Copyrights
Schedule 3.07(g)  -        Rates
Schedule 3.07(h)  -        Pending Claims

Schedule 3.07(i)  -        Subscriber Obligations
Schedule 3.07(j)  -        Free Service Liability/Refunds
Schedule 3.07(k)  -        Local Office Requirements
Schedule 3.07(l)  -        Overbuilds
Schedule 3.09     -        Employee Benefit Plans
Schedule 3.10     -        Contracts in Default
Schedule 3.11     -        Legal Proceedings
Schedule 3.13     -        Year 2000
Schedule 3.14     -        Restoration
Schedule 3.15     -        Pole Attachment Agreements
Schedule 3.16     -        Right of First Refusal
Schedule 3.17     -        Insurance
Schedule 4.05     -        Consents and Approvals
Schedule 4.07     -        Capital Stock



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



                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization is made and entered into as of December 8, 1999, by and among Cablevision of the Midwest, Inc., a Delaware corporation ("Midwest"), Cablevision of the Midwest Holding Co., Inc., a Delaware corporation ("Holdings"), Adelphia General Holdings II, Inc., a Delaware corporation ("Merger Sub") and Adelphia Communications Corporation, a Delaware corporation ("Buyer").


                                              R E C I T A L S

         WHEREAS, Midwest owns and operates cable television systems serving the communities described in Exhibit B.

         WHEREAS, Holdings desires to transfer to Buyer, and Buyer desires to acquire from Holdings, Midwest in accordance with the terms and conditions contained herein.

         WHEREAS, the respective boards of directors of Holdings, Midwest, Merger Sub and Buyer have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the merger of Merger Sub with and into Midwest on the terms and conditions set forth herein.

         WHEREAS, it is intended that, for federal income tax purposes, the merger of Merger Sub with and into Midwest, on the terms contemplated by this Agreement, qualifies as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.       Definitions.
         -----------

         1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         Adelphia Class B Common Stock has the meaning set forth in Section 4.07(a).

         Adelphia Common Stock means the Class A common stock, par value $.01 per share, of Buyer or, in the event of a Reorganization of Buyer, the Capital Stock of the resulting or surviving entity designated as the successor to the Class A common stock, par value $.01 per share, of Buyer.

         Adelphia Preferred Stock has the meaning set forth in Section 4.07(a).

         Agreement means this Agreement and Plan of Reorganization and the Exhibits and Schedules attached hereto.

         Asserted Claim has the meaning set forth in Section 10.04.

         Asset Purchase Agreement means the Asset Purchase Agreement, dated as of the date hereof, among Buyer, Telerama, Inc. and Cablevision of Cleveland, L.P.

         Basic Subscriber means as at any date of determination thereof, the sum of (a) the total number of households (exclusive of "second outlets," as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-billing or commercial-account basis) subscribing on such date to at least the most basic tier of service offered by the CATV Business and paying the monthly service fees and charges imposed in respect of such service, and who are not, as of the Closing Date, 90 days or more in arrears in payment for service, as measured from the date that payment due became a receivable and (b) the total number of Equivalent Subscribers on such date.

         Benefit Plans has the meaning set forth in Section 3.09(a).

         Business Day means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

         Buyer has the meaning set forth in the Preamble to this Agreement.

         Buyer Indemnified Party has the meaning set forth in Section 10.03(a).

         Buyer Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of Buyer and its Subsidiaries, taken as a whole, other than any such effect resulting from changes in general economic or political conditions or legal, governmental regulatory or competitive factors affecting CATV System operators generally or in the states in which Buyer engages in the CATV business.

         Buyer SEC Documents has the meaning set forth in Section 4.09(a).

         Buyer Significant Subsidiary means any Subsidiary of the Buyer that would constitute a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

         Buyer Subsidiary means a Subsidiary of Buyer.
         ----------------

         Buyer's Counsel means Colin H. Higgin, Deputy General Counsel to Buyer.
         ---------------

         Buyer's Securities has the meaning set forth in Section 4.07(c).

         Buyer's Subscriber Objection has the meaning set forth in Section 2.10(a)(iii).

         Cablevision Systems Corporation means Cablevision Systems Corporation, a Delaware corporation.

         Capital Stock of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations or interests, including partnership interests, whether general or limited, and membership interests, whether managing or non-managing, of such Person.

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         CATV means cable television, which term also includes satellite master antenna television not yet converted to cable television service.

         CATV Business means the CATV business to be acquired by Buyer, presently owned and operated by Midwest, which consists of the transmission, distribution and local origination of audio and video signals over the system used by the CATV Business, located in the Service Territory.

         CATV Instruments means (a) all franchises listed in Schedule 1.01(a) or ordinances granted to Midwest by any Governmental Authority; (b) permits for wire crossings over or under highways, railroads, and other property; (c) construction permits and certificates of occupancy; pole attachment and other Contracts with utilities; (d) state, county and municipal permits, orders, variances, exemptions, approvals, consents, licenses and other authorizations;
(e) agreements for the purchase, sale, receipt or distribution of news, data and microwave relay signals, or for satellite services; and (f) all other approvals, consents and authorizations used or held for use in the CATV Business.

         CATV Licenses means the licenses issued by the FCC used in the CATV Business as presently conducted by Midwest, all of which are listed in Schedule 1.01(a).

         CATV System means a complete CATV reception and distribution system consisting of one or more head-ends, trunk cable, subscriber drops and associated electronic equipment, which is, or is capable of being, operated as an independent system without interconnections to other systems.

         Certificate of Merger has the meaning set forth in Section 2.01(b).

         Closing means a meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

         Closing Date; Date of Closing means the date fixed for the Closing in accordance with Section 12.01.

         Code means the Internal Revenue Code of 1986, as amended.

         Combined Basic Subscriber has the meaning set forth in Section 2.10(a)(ii).

         Combined Basic Subscriber Amount has the meaning set forth in Section 2.10(a)(ii).

         Combined Basic Subscriber Estimate has the meaning set forth in Section 2.10(a)(i).

         Combined Basic Subscriber Statement has the meaning set forth in
Section 2.10(a)(ii).

         Combined CATV Business means the CATV Business as defined in this Agreement together with the CATV Business as defined in the Asset Purchase Agreement.

         Common Stock Consideration means a number of shares of Adelphia Common Stock equal to the quotient (rounded upward to the nearest whole number) of (a) $540 million less the Subscriber Adjustment, if any, based on the Combined Basic Subscriber Estimate and (b) the Market Value of Adelphia Common Stock; provided, that if the Market Value is less than $50 per share, the Common Stock Consideration shall be 10,800,000 shares of Adelphia Common Stock and if the Market Value

                                       -3-


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is greater than $64 per share, the Common Stock Consideration shall be 8,437,500 shares of Adelphia Common Stock less, in each case in this proviso, the Subscriber Adjustment, if any, based on the Combined Basic Subscriber Estimate, expressed as a number of shares of Adelphia Common Stock by dividing any Subscriber Adjustment by the Market Value (subject, in each case in this definition, to adjustments to prevent dilution as provided in Section 2.03).

         Communications Act has the meaning set forth in Section 3.07(e).

         Contract means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, certificate, option, warrant, right, or other instrument, document or written agreement relating to the CATV Business to which Midwest is a party or by which Midwest or the assets of Midwest included within the CATV Business are bound, excluding any CATV Instrument.

         Copyright Act has the meaning set forth in Section 3.07(f).

         CPA Firm has the meaning set forth in Section 2.10(a)(iii).

         Current Assets of Midwest means petty cash, marketable securities, 100% of active subscriber accounts receivable that are 60 days or less past due and 90% of active subscriber accounts that are between 61 and 90 days past due (in each case measured from the date the accounts became receivable), all deposits with utilities, under leases or related to guides, billing service, postage, the pro rata portion of any prepaid taxes (as of the Closing Date), all prepaid expenses, including in respect of pole rental or equipment maintenance agreements that are Liabilities, and in respect of rent, postage, promotional expenditures, guides, security service or two-way radio and other current assets (excluding Inventory), each as determined in accordance with GAAP (unless otherwise specified herein) and consistent with Schedule 1.01(b) to the Asset Purchase Agreement, which Schedule sets forth the type and amounts of Current Assets of Midwest and Sellers, as defined in the Asset Purchase Agreement, as of September 30, 1999.

         DGCL has the meaning set forth in Section 2.01(b).

         DOJ means the United States Department of Justice.

         Effective Time has the meaning set forth in Section 2.01(b).

         Employees means all current active employees of Midwest.

         Encumbrances means liens, charges, encumbrances, security interests, options, restrictions or any other similar third party rights other than liens for taxes not yet due and payable.

         Environmental Law means any law or regulation governing the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance.

         Equipment means all tangible personalty; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber's devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets and fittings); "head- ends" and "hubs" (origination, transmission and distribution system) hardware; tools; inventory; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices; furniture and furnishings; and all other tangible personal property and facilities owned by Midwest and used in the CATV Business.

         Equivalent Subscriber means, as at any date of determination thereof, the total number of households served by the CATV Business on a bulk-billed basis and the total number of establishments served on a commercial account basis, or on a basis less than the standard monthly service fees and charges imposed by Midwest, which shall be deemed to be equal to the quotient obtained by dividing (i) the total fees and charges for basic service billed by Midwest during the month including such date on a bulk-billed or commercial account basis, or on a basis less than the standard monthly service fees and charges imposed by Midwest, by (ii) the fees and charges for basic service that a Basic Subscriber of the type described in clause (a) of the definition of such term in this Section 1.01 was billed during such month.

         ERISA means the Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

         ERISA Affiliate of any entity means any other entity that, together with such entity, would be considered one employer under Section 4001 of ERISA or Section 414 of the Code.

         Estimated Adjustment Amount has the meaning set forth in the Asset Purchase Agreement.

         Exchange Act means the United States Securities Exchange Act of 1934, as amended.

         Excluded Assets means (i) the assets and properties of Midwest listed on Schedule 1.01(d); (ii) programming Contracts (including cable guide Contracts) and retransmission consent Contracts; (iii) insurance policies and rights and claims thereunder up to Midwest's self-insured retention or deductible; (iv) Contracts relating to national advertising sales representation; (v) bonds, letters of credit, surety instruments and other similar items of Midwest; and (vi) trademarks, tradenames, service marks, service names, logos and similar proprietary rights.

         Excluded Liabilities means all of the following liabilities, obligations and commitments: (i) those of Midwest identified on Schedule 1.01(e); (ii) those arising as a result of a breach by Midwest or Holdings of any of its representations, warranties, covenants, agreements or obligations under this Agreement but only to the extent that such representations, warranties, covenants, agreements or obligations survive the consummation of the Closing as provided in Section 10.1; and (iii) those relating to the Excluded Assets.

         FCC means the United States Federal Communications Commission.
         ---

         Final Combined Basic Subscriber Statement has the meaning set forth in
Section 2.10(a)(iii).

         Final Working Capital Amount has the meaning set forth in the Asset Purchase Agreement.

         Final Working Capital Statement has the meaning set forth in the Asset Purchase Agreement.

         FTC means the United States Federal Trade Commission.
         ---



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         GAAP means United States generally accepted accounting principles as in effect from time to time and consistently applied.

         Governmental Authority means the United States Federal Government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

         Hazardous Substance means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum products.

         Holdings has the meaning set forth in the Preamble of this Agreement.

         Holdings Indemnified Party has the meaning set forth in Section
10.02(a).

         HSR Act and Rules means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

         HSR Report means the Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

         Income Statement(s) has the meaning set forth in Section 3.03.

         Indemnitee has the meaning set forth in Section 10.04.

         Indemnitor has the meaning set forth in Section 10.04.

         Interim Financial Statements has the meaning set forth in Section 3.03.

         Inventory means all inventory as defined under GAAP, plus, without limitation, all supplies, all maintenance equipment, all converters, all cables and all amplifiers owned by Midwest on the Closing Date as determined by Midwest's inventory control system and used in the CATV Business.

         Judgment means any judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         Law means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

         Liabilities means accounts payable, accrued expenses and other liabilities of Midwest determined in accordance with GAAP (including accrued vacation pay for employees of Midwest hired by Buyer), except that the current portion of any indebtedness for borrowed money and Excluded Liabilities shall not be included, consistent with Schedule 1.01(c) of the Asset Purchase Agreement, which Schedule sets forth the type and amounts of Liabilities of Midwest and the Sellers, as defined in the Asset Purchase Agreement, as of September 30, 1999.

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         LMDS has the meaning set forth in Section 9.07.

         Losses has the meaning set forth in Section 10.02(a).

         Market Value means the average of the Trading Prices for the twenty
(20) consecutive Business Days through and including the date ending three Business Days prior to the Closing Date (e.g., if the Closing Date is April 10, Market Value would be calculated by determining the average of the Trading Prices of the 20 consecutive Business Days ending on April 7, assuming each day from and including April 7 through April 10 is a Business Day).

         Material Adverse Effect means a material adverse effect on the assets, financial condition or results of operations of the Combined CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV system operators generally or in the State of Ohio.

         Merger has the meaning set forth in Section 2.01(a).

         Merger Sub has the meaning set forth in the Preamble to this Agreement.

         Midwest has the meaning set forth in the Preamble to this Agreement.

         MMDS has the meaning set forth in Section 9.07.

         Outside Date has the meaning set forth in Section 12.01.

         Permitted Encumbrances means those Encumbrances set forth in Schedule 1.01(f) hereto and all other Encumbrances, if any, which do not materially detract from the value of the tangible property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the CATV Business.

         Person means any natural person, Governmental Authority, corporation, general or limited partner, partnership, limited liability company, joint venture, trust, association, or unincorporated entity of any kind.

         Preliminary Working Capital Statement has the meaning set forth in the Asset Purchase Agreement.

         Real Property means all realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements used in the CATV Business.

         Registration Rights Agreement means the registration rights agreement, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented or otherwise modified in accordance with its terms.

         Reorganization of Buyer means any merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction in which Buyer is not the surviving or resulting entity.

         Required Consents means the consents and approvals designated as such on Schedules 3.02 and 4.05 by an asterisk.

         SEC means the United States Securities and Exchange Commission.
         ---

         Securities Act means the United States Securities Act of 1933, as amended.

         Sellers has the meaning set forth in the Asset Purchase Agreement.

         Service Territory means the geographical area as described in Exhibit B hereto.

         SMATV has the meaning set forth in Section 9.07.

         Subscriber Adjustment means an amount equal to the product of (x) $4,996.21 multiplied by (y) the difference between (i) 306,232 less (ii) the number of Basic Subscribers of the Combined CATV Business on the Closing Date, multiplied by (z) 54/153; provided, that, if the product obtained in the foregoing clause is negative, the Subscriber Adjustment is zero.

         Subsidiary of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of the partnership, (iii) a limited liability company of which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of the company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         Taxes means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, stamp, payroll, sales, employment, withholding, occupancy and other taxes, duties or assessments imposed by a governmental authority.

         Tax Returns has the meaning set forth in Section 3.05.

         Trading Price on any day shall mean the weighted average of the reported per share prices at which transactions in Adelphia Common Stock are executed on the National Association of Securities Dealers Automated Quotations National Market System during such day (weighted based on the number of shares of Adelphia Common Stock traded), as determined by Bear, Stearns & Co. Inc. and Merrill Lynch & Co., Inc.

         Voting Stock of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         Year 2000 Problem has the meaning set forth in Section 3.13.

         1.02 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

2.       The Merger.

         2.01     The Merger

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Midwest (the "Merger"), with Midwest surviving, and the separate corporate existence of Merger Sub shall thereupon cease.

         (b) Immediately following the Closing, Midwest and Buyer will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the Delaware General Corporation Law, as amended ("DGCL"). The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time"). From and after the Effective Time, Midwest will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Midwest and Merger Sub, all as provided under the DGCL.

         2.02 Common Stock Consideration. At the Effective Time, as a result of the Merger and without any action on the part of any holder of Capital Stock of Midwest:

                  (i) all of the issued and outstanding Capital Stock of Midwest immediately prior to the Effective Time will be converted into and exchanged for the Common Stock Consideration, subject to adjustment as provided in Section 2.03, and the shares of Adelphia Common Stock representing the Common Stock Consideration shall be registered in the name of Holdings or its nominees; and

                  (ii) all of the Capital Stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of Capital Stock of Midwest and Midwest will become a wholly-owned subsidiary of Buyer.

         2.03 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is (i) a change in the number of issued and outstanding shares of Adelphia Common Stock or (ii) any cash distribution, dividend, reclassification, stock split (including a reverse split), stock dividend or other distribution, or other similar transaction, then, in the case of (i) or
(ii), the number of shares of Adelphia Common Stock to be received as the Common Stock Consideration shall be adjusted equitably to eliminate the effects of such event. In the case of a distribution of a new class or series of Capital Stock of Buyer to holders of Adelphia Common Stock as a spin-off or as a result of a reclassification of Adelphia Common Stock, Holdings may elect to have such equitable adjustment take the form of Holdings receiving at Closing the same number of shares of such new class or series of Capital Stock as Holdings would have received had it been the record owner of the Common Stock Consideration on the record date of such distribution, spin-off or reclassification.

         2.04 Directors of Midwest. At the Effective Time, the officers of Midwest shall resign from their positions as such and the directors of Merger Sub shall, from and after the Effective Time, be the directors of Midwest.

         2.05 Officers of Midwest. At the Effective Time, the officers of Midwest shall resign from their positions as such and the officers of Merger Sub shall, from and after the Effective Time, be the officers of Midwest.

         2.06 Surrender and Payment. Upon surrender by Holdings for cancellation of a certificate formerly representing Capital Stock of Midwest, Buyer will deliver to Holdings the Common Stock Consideration registered in such names and denominations as Holdings shall reasonably request. After the Effective Time and until so surrendered, the Capital Stock of Midwest shall represent for all purposes only the right to receive the Common Stock Consideration.

         2.07 New Name. From and after the Effective Time, the name of Midwest will be Adelphia General Holdings III, Inc.

         2.08 Charter of Midwest. The certificate of incorporation of Merger Sub in effect at the Effective Time will, from and after the Effective Time, be the certificate of incorporation of Midwest until amended in accordance with its terms and the DGCL.

         2.09 By-laws of Midwest. The by-laws of Merger Sub in effect at the Effective Time will, from and after the Effective Time, be the by-laws of Midwest until amended in accordance with their terms and the DGCL.

         2.10     Adjustments.
                  -----------

                  (a) (i) At least three Business Days prior to the Closing Date, Holdings shall prepare, or cause to be prepared, and deliver to Buyer a statement setting forth Holdings' estimate of the number of Basic Subscribers to be transferred to Buyer under this Agreement and the Asset Purchase Agreement as of the Closing Date (the "Combined Basic Subscriber Estimate"), which estimate shall be prepared in conformity with the definition of Basic Subscriber contained herein. Basic Subscribers transferred to Buyer under this Agreement and the Asset Purchase Agreement shall be deemed to include all Basic Subscribers to the Combined CATV Business on the Closing Date, irrespective of the lack of approval or consent of Governmental Authorities to transfer to Buyer any franchises containing Basic Subscribers. The number of Basic Subscribers set forth in the Combined Basic Subscriber Estimate shall be used for computing the Common Stock Consideration and the Subscriber Adjustment, if any.

                  (ii) Within ninety (90) days after the Closing Date, Holdings shall prepare, or cause to be prepared, and deliver to Buyer a statement setting forth the number of Basic Subscribers to the "CATV Business" as defined herein and to the "CATV Business" as defined in the Asset Purchase Agreement as of the Closing Date (each, a "Combined Basic Subscriber" and such number, the "Combined Basic Subscriber Amount"), which statement (the "Combined Basic Subscriber Statement") shall be prepared in conformity with the definition of Basic Subscriber contained herein. Buyer shall cooperate in providing to Holdings access, upon reasonable notice, to all relevant books, records and personnel of the

         CATV Business in order to facilitate the preparation of the Combined Basic Subscriber Statement.

                  (iii) During the thirty (30) day period following the delivery of the Combined Basic Subscriber Statement to Buyer, Buyer shall have the right to examine the Combined Basic Subscriber Statement and all records used to prepare the Combined Basic Subscriber Statement. In the event Buyer determines that the Combined Basic Subscriber Statement has not been prepared on the basis set forth in Section 2.10(a)(ii). Buyer shall so inform Holdings in writing (the "Buyer's Subscriber Objection"), setting forth a reasonably specific description of the basis of the Buyer's Subscriber Objection on or before the last day of the thirty (30) day period referred to in the first sentence of this
         Section 2.10(a)(i) hereof. If Buyer delivers a Buyer's Subscriber Objection, Buyer and Holdings shall attempt to resolve the differences underlying the Buyer's Subscriber Objection within twenty (20) days of Holdings' receipt thereof. If Holdings and Buyer are unable to resolve all their differences within such twenty (20) day period, they shall refer their remaining differences to KPMG LLP, certified public accountants, or such other nationally recognized firm of independent public accountants as to which Buyer and Holdings may mutually agree (the "CPA Firm"), who shall determine on the basis of the standard set forth in Section 2.10(a)(ii) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Combined Basic Subscriber Statement requires adjustment. The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to Buyer and Holdings no later than the twentieth
         (20th) business day after the remaining differences underlying the Buyer's Subscriber Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon the parties. The fees and disbursements of the CPA Firm shall be allocated between Buyer and Holdings in the same proportion that the aggregate number of any disputed Combined Basic Subscribers submitted to the CPA Firm that is unsuccessfully disputed by each (as finally determined by the CPA
         Firm) bears to the total amount of any Combined Basic Subscribers so submitted. Buyer and Holdings shall make readily available to the CPA Firm all relevant invoices, books and records and any work papers relating to the Combined Basic Subscriber Statement and all other items reasonably requested by the CPA Firm. The "Final Combined Basic Subscriber Statement" shall be the Combined Basic Subscriber Statement in the event that (x) a Buyer's Subscriber Objection is not delivered to Holdings in the period set forth in this Section 2.10(a)(iii) hereof, or (y) Holdings and Buyer so agree; or (ii) the Combined Basic Subscriber Statement, as adjusted by either (x) the agreement of Holdings and Buyer or (y) the CPA Firm.

                  (iv) On the fifth (5th) business day following the delivery of the Final Combined Basic Subscriber Statement pursuant to Section 2.10(a)(iii), if the number of Combined Basic Subscribers included in the Final Combined Basic Subscriber Statement is less than 306,232 and less than the number of Combined Basic Subscribers included in the Combined Basic Subscriber Estimate, then Holdings shall pay the Buyer an amount equal to the product of (a) $4,996.21 times the difference between the number of Combined Basic Subscribers included in the Combined Basic Subscriber Estimate (but not above 306,232) and the number of Combined Basic Subscribers included in the Final Combined Basic Subscriber Statement and (b) 54/153. If the number of Combined Basic Subscribers included in the Final Combined Basic Subscriber Statement is more than the number of Combined Basic Subscribers included in the Combined Basic Subscriber Estimate and the number of

         Combined Basic Subscribers in the Combined Basic Subscriber Estimate was less than 306,232, then on such fifth (5th) business day, Buyer shall pay to Holdings an amount equal to the product of (a) $4,996.21 times the difference between the number of Combined Basic Subscribers included in the Final Combined Basic Subscriber Statement (but not above 306,232) and the number of Combined Basic Subscribers included in the Combined Basic Subscriber Estimate and (b) 54/153.

                  (v) Any amount payable by Buyer pursuant to Section 2.10(a)(iv) hereof shall be paid by wire transfer of immediately available funds in New York, New York to a bank account designated by Holdings. Any amount payable by Holdings pursuant to Section 2.10(a)(iv) hereof shall be paid by delivering a number of shares of Adelphia Common Stock that, based on the price per share used in determining the Common Stock Consideration, has a value equivalent to such amount, rounded up to the nearest whole number.

                  (b) (i) If the Estimated Adjustment Amount determined under the Asset Purchase Agreement is positive, then at Closing Buyer shall pay to Holdings at a bank account designated by Holdings, an amount equal to the product of (i) the Estimated Adjustment Amount and (ii) 54/153. If the Estimated Adjustment Amount determined under the Asset Purchase Agreement is negative, then at Closing Holdings shall pay to Buyer at a bank account designated by Buyer, an amount equal to the product of (i) the Estimated Adjustment Amount and (ii) 54/153.

                  (ii) If the Final Working Capital Amount determined under the Asset Purchase Agreement exceeds the Estimated Adjustment Amount, then Buyer shall pay to Holdings at a bank account designated by Holdings an amount equal to the product of (i) such excess and (ii) 54/153. If the Estimated Adjustment Amount exceeds the Final Working Capital Amount, then Holdings shall pay to Buyer an amount equal to the product of (i) such excess and (ii) 54/153. Any payment pursuant to this Section 2.10(b)(ii) shall be made on the same date as any payment is made under
         Section 2.04(a)(v) of the Asset Purchase Agreement.

                  (iii) Any payments pursuant to this Section 2.10(b) shall be made by wire transfer of immediately available funds in New York, New York.

         2.11 Sales and Transfer Taxes. Buyer, on the one hand, and Holdings, on the other hand, shall each be responsible for one-half of all sales and use taxes and transfer taxes, including realty transfer taxes, if any, arising from the Merger.

3.       Representations and Warranties of Holdings.

         To induce Buyer and Merger Sub to enter into this Agreement, Holdings represents and warrants to Buyer and Merger Sub as follows:

         3.01 Organization and Authority. Holdings and Midwest are duly organized under the laws of the State of Delaware.

         3.02     Legal Capacity; Approvals and Consents.
                  --------------------------------------

                  (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 3.02, Holdings and Midwest have all requisite corporate power and authority to execute, deliver and perform this Agreement and to approve, adopt and consummate the Merger. Holdings and Midwest have duly taken all corporate and shareholder actions necessary to authorize the execution, delivery and performance of this Agreement. Without limiting the foregoing, any actions of the directors and stockholders of Holdings and Midwest required to approve and adopt this Agreement have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of Holdings or Midwest is required in order to consummate this Merger. This Agreement has been duly executed and delivered by Holdings and Midwest and is the valid and binding obligation of Holdings and Midwest enforceable in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies.

                  (b) No Breach. Subject only to obtaining the consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement does not, and will not, contravene the relevant organizational documents of Holdings or Midwest, and does not, and will not: (i) conflict with or result in a breach or violation by Midwest of or constitute a default by Midwest under or result in the termination, suspension, modification or impairment of any CATV Instrument, Law, Judgment, or Contract to which Midwest is a party or by which Midwest, the CATV Business or any of its assets is subject or bound or may be affected; or (ii) create or impose any Encumbrance upon any of Midwest's assets other than a Permitted Encumbrance, in each case under clause (i) above, which conflict, breach, violation, default or termination, suspension, modification or impairment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Required Consents. Except for the parties listed in
         Schedule 3.02, there are no parties whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Holdings or Midwest, except where failure to obtain such consent or approval or failure to make such filing would not reasonably be expected to have a Material Adverse Effect.

         3.03 Financial Statements. Holdings has delivered to Buyer true and complete copies of the statements of income of the Combined CATV Business for the years ending December 31, 1998, 1997 and 1996 (the "Income Statements"). The Income Statements were prepared in accordance with GAAP except for footnotes and certain items that would require reclassification and certain expenses as described in the Income Statements and present fairly in all material respects the results of its operations for the periods then ended. Holdings has also provided to Buyer a balance sheet of the Combined CATV Business as of June 30, 1999 and a balance sheet and income statement of the Combined CATV Business as of September 30, 1999 (the "Interim Financial Statements"), which Interim Financial Statements were prepared in accordance with GAAP, as noted above, to the extent applicable thereto and the practices customarily followed by the Combined CATV Business in preparing the interim statements and, subject to normal year-end adjustments and the procedures followed in interim statements, present fairly in all material respects the financial position and results of operation of the Combined CATV Business as at the dates and for the period indicated and in the case of the income statement, are stated on a basis generally consistent with the above-described Income Statements.

         3.04 Changes in Operation. Since September 30, 1999, there has not been any event or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

         3.05 Tax Returns. Midwest has duly filed all material federal, state, local and foreign income, information, franchise, sales, use, property, excise and payroll and other tax returns or reports (herein "Tax Returns") required to be filed by Midwest on or prior to the date hereof. All material taxes, fees and assessments that are shown on such Tax Returns as due or payable by Midwest on or before the date hereof and that might result in an Encumbrance upon any of Midwest's assets have been duly paid. Except as set forth in Schedule 3.05, Midwest has received no notice or assessment to the effect that there is any unpaid tax, interest, penalty or addition to tax due or claimed to be due from Midwest in respect of such Tax Returns; Midwest has received no notice of the assertion or threatened assertion of any Encumbrances with respect to any of Midwest's assets on account of any unpaid taxes; and no audits of such Tax Returns by any Governmental Authority are pending or, so far as Midwest knows, threatened.

         3.06     Assets of Midwest.
                  -----------------

                  (a) Title; Encumbrances. Midwest has, or will have at Closing,
         (i) good and marketable title to all of the Equipment and Real Property owned in fee and (ii) the right, title and interest in and to the other property or rights included in Midwest's assets, in each instance free and clear of any Encumbrances, except for any instance in which the failure to have such title, right or authority would not reasonably be expected to have a Material Adverse Effect.

                  (b) Real Property. Schedule 3.06(b) sets forth a list of all Real Property owned or leased by Midwest in connection with the operation of the CATV Business as presently conducted. Except as set forth in Schedule 3.06(b), Midwest has title in fee simple to all such Real Property except for leases, easements and other interests not constituting ownership in fee. To the knowledge of Midwest, except as set forth in Schedule 3.06(b), there are no oral leases with respect to head-ends used in the CATV Business.

                  (c) Assets at Closing. The assets of Midwest at Closing will be comprised of the assets used by it to conduct the CATV Business as it is presently being conducted except as would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Buyer and Merger Sub agree with Midwest and Holdings that Midwest shall be permitted to convey the Excluded Assets to another Person prior to Closing without breaching any representation, warranty, covenant or agreement in this Agreement.

                  (d) Environmental Matters. Except as disclosed in Schedule 3.06(d), or as would not reasonably be expected to have a Material Adverse Effect on the CATV Business as presently conducted: (i) Midwest is in material compliance with applicable Environmental Laws; (ii) Midwest has not received any written notice from any Governmental Authority alleging that its assets are in violation of any applicable Environmental Law; (iii) Midwest is not the subject of any court order, administrative order or decree arising under any Environmental Law that is known to Midwest or which Midwest should know of with reasonable investigation; and (iv) Midwest has not used its assets for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted under applicable Environmental Laws.

         3.07     The CATV Business.  With respect to the CATV Business:
                  -----------------

                  (a) As of September 30, 1999, the Combined CATV Business included not less than 306,232 Basic Subscribers. As of September 30, 1999, approximately 59% of the cable plant of the Combined CATV Business has been rebuilt to 750 MHz bandwidth with a minimum of 600 MHz analog channel capacity.

                  (b) Since September 30, 1999, the CATV Business has been operated in the ordinary course in all material respects, and no material assets previously used therein have been disposed of except in the ordinary course of business.

                  (c) Schedule 3.07(c) contains a complete list of all material Contracts in effect on the date of this Agreement. As used in this
         Section 3.07(c), the term "material Contracts" means any Contract requiring in any calendar year payments aggregating $100,000 or more and that cannot be terminated on 30 days' notice without liability.

                  (d) Midwest holds, or will hold at Closing, all of the franchises, permits and licenses reasonably necessary to enable it to operate the CATV Business as presently conducted except all such CATV Instruments the failure of which to hold would not reasonably be expected to have a Material Adverse Effect. Midwest is in compliance with the terms and conditions of all such CATV Instruments except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.07(d), Midwest has not received any notice of any claimed or purported default in any CATV Instruments and there are no proceedings pending, or, to the knowledge of Midwest, threatened, to cancel, modify or change any such CATV Instruments, except in each case as would not reasonably be expected to have a Material Adverse Effect.

                  (e) Except as set forth in Schedule 3.07(e), the CATV Business is conducted by Midwest in compliance with all applicable laws, regulations and other requirements of Governmental Authorities, CATV Instruments, CATV Licenses and Contracts except where the violation of any of the foregoing would not reasonably be expected to have a Material Adverse Effect, including, but not limited to, compliance in all material respects with the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Communications Act"). Except as set forth in Schedule 3.07(e), Midwest has submitted to the FCC all filings, including, but not limited to, cable television registration statements, annual reports and aeronautical frequency usage notices, that are required under the rules and regulations of the FCC; the CATV Business is in compliance with all signal leakage criteria prescribed by the FCC for each relevant reporting period. Midwest has made available to Buyer copies of all reports and filings for the past year, made or filed pursuant to FCC rules and regulations.

                  (f) Except as set forth in Schedule 3.07(f), Midwest has filed all semi-annual statements of account and paid all compulsory licensing fees required by Section 111 of the Copyright Act of 1976, and the rules, regulations and orders of the Copyright Office of the

         Library of Congress promulgated thereunder (collectively, the "Copyright Act"), with respect to the CATV Business, for the three years preceding the date of the Agreement.

                  (g) The monthly rates charged by Midwest for each service provided by Midwest to subscribers of the CATV Business as of September 30, 1999 are set forth in all material respects on Schedule 3.07(g). Such rates comply with the rules and regulations of the FCC as of the date thereof, except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect.

                  (h) Except as set forth in Schedule 3.07(h), and except for customer claims (other than those on Forms 329 and 394, which are listed on Schedule 3.07(h)) arising in the ordinary course of business, there are no claims pending or, to Midwest's knowledge, threatened against Midwest with respect to the operation of the CATV Business which would reasonably be expected to have a Material Adverse Effect.

                  (i) Except as set forth on Schedule 3.07(i), there are no obligations or liabilities to subscribers of the CATV Business which would reasonably be expected to have a Material Adverse Effect, except
         (i) with respect to deposits made by such subscribers and (ii) the obligation to supply services to subscribers in the ordinary course of business, pursuant to the franchises.

                  (j) Except as set forth on Schedule 3.07(j), there is no free service liability to subscribers existing with respect to the CATV Business which would reasonably be expected to have a Material Adverse Effect. Except with respect to deposits for converters, encoders, decoders and related equipment, and any other prepaid income item which is or will be reflected in the Final Working Capital Statement, Midwest has no obligation or liability for the refund of monies to its subscribers which would reasonably be expected to have a Material Adverse Effect.

                  (k) Except as set forth on Schedule 3.07(k), with respect to the CATV Business, Midwest has not made any commitments to any franchising authority to maintain a local office in any location. Further, Midwest has not made any commitment to any of the municipalities served by the CATV Business to pay franchise fees to any such municipality in excess of the amounts set forth on Schedule 3.07(k), except where such commitment would not reasonably be expected to have a Material Adverse Effect.

                  (l) Except as set forth on Schedule 3.07(l), there is no overbuild of the CATV Business at present, nor, to Midwest's knowledge, is any overbuild pending.

         3.08     Labor Contracts and Actions.
                  ---------------------------

                  (a) Midwest is not a party to any Contract with any labor organization, nor has Midwest agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of Midwest with respect to the operation of the CATV Business.

                  (b) As of the date of this Agreement, Midwest is not experiencing any strikes, work stoppages, significant grievance proceedings or, to the knowledge of Midwest, claims of unfair labor practices filed with respect to the operation of the CATV Business.

         3.09     Employee Benefit Plans.
                  ----------------------

                  (a) All "employee benefit plans" within the meaning of Section 3(3) of ERISA covering Employees, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, and other benefit plans, contracts or arrangements covering Employees (collectively, the "Benefit Plans") are listed on Schedule 3.09. True and complete copies of all Benefit Plans and all amendments thereto have been provided or made available to Buyer. Schedule 3.09 also lists all multiemployer plans covering Employees.

                  (b) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. There is no material pending or, to the knowledge of Midwest, threatened litigation relating to the Benefit Plans. Midwest has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Midwest to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Midwest with respect to any ongoing, frozen or terminated "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any ERISA Affiliate of Midwest. Midwest has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan subject to Title IV of ERISA or by any ERISA Affiliate of Midwest within the 12-month period ending on the date hereof.

                  (d) Neither any Benefit Plan nor any single-employer plan of an ERISA Affiliate of Midwest has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Midwest has not provided, nor is it required to provide, security to any Benefit Plan or to any single-employer plan of an ERISA Affiliate of Midwest pursuant to Section 401(a)(29) of the Code.

         3.10 Contracts. Except as set forth in Schedule 3.10, there are no defaults by Midwest under the Contracts (nor has Midwest received written notice of a threatened default or notice of default) which would reasonably be expected to have a Material Adverse Effect, and Midwest does not know of a default by any other party to a Contract which would reasonably be expected to have a Material Adverse Effect.

         3.11 Legal and Governmental Proceedings and Judgments. Except as may affect the cable television industry generally in the United States or the State of Ohio, or as set forth on Schedule 3.11, there is no legal action or proceeding, pending or, so far as is known to Midwest, any investigation pending or threatened against Midwest, the CATV Business or Midwest's assets, nor is there any

Judgment outstanding against Midwest or to or by which Midwest, any of Midwest's assets or the CATV Business is subject or bound, which (i) results in any modification, termination, suspension, impairment or reformation of any CATV Instrument or Contract or any right or privilege thereunder in a manner that would reasonably be expected to have a Material Adverse Effect or (ii) materially adversely affects the ability of Midwest to consummate any of the transactions contemplated hereby.

         3.12 Finders and Brokers. Midwest has employed Bear, Stearns & Co. Inc. and Merrill Lynch & Co., Inc. as brokers in the sale provided for herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Midwest has not entered into any other contract, arrangement or understanding with any Person or firm, nor is it aware of any claim or basis for any claim based upon any act or omission of Midwest or any of its affiliates, which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.13 Year 2000. Except as set forth on Schedule 3.13, Midwest is not aware of any Year 2000 Problem with respect to the operation of the CATV Systems that would reasonably be expected to have a Material Adverse Effect. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

         3.14 Restoration. Except as disclosed on Schedule 3.14, or as would not reasonably be expected to have a Material Adverse Effect, (i) no restoration, repaving, repair or other work is required to be made by Midwest to any street, sidewalk or abutting or adjacent area pursuant to the requirements of any ordinance, code, permit, easement or contract relating to the installation, construction or operation of the CATV Business; and (ii) no property of any person or entity has been damaged, destroyed, disturbed or removed in the process of construction or maintenance of the CATV System which has not been, or will not be, prior to Closing, repaired, restored or replaced (if required by the terms of any applicable ordinance, code, permit, easement or contract) or, if not repaired, restored or replaced, for which an adequate reserve has not been accrued by Midwest prior to Closing.

         3.15 Pole Attachment Agreements. Except as set forth on Schedule 3.15 or as would not reasonably be expected to have a Material Adverse Effect, Midwest has not received any written notice of any claim against Midwest that it is in default under any pole attachment agreements.

         3.16 Right of First Refusal. Except as set forth on Schedule 3.16, no Person has any option, warrant or right of first refusal to purchase the Capital Stock of Midwest, the CATV Business or any of the assets of Midwest used in the CATV Business.

         3.17 Insurance. Schedule 3.17 is a list, accurate and complete in all material respects, of insurance policies in full force and effect with respect to Midwest as of September 30, 1999, and Midwest has not received any notice of non-renewal or cancellation of such insurance policies. Except as Midwest may determine, in the exercise of its business judgment, Midwest will maintain such insurance policies in full force and effect up to and including the Closing Date.

         3.18 Title to Capital Stock. Holdings has good and valid title to the Capital Stock of Midwest, free and clear of all Encumbrances.

         3.19     Securities Law Matters.
                  ----------------------

                  (a) Holdings represents that it is an "accredited investor" as that term is defined in Regulation D under the Securities Act and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquisition of the Common Stock Consideration and of making an informed investment decision with respect thereto.

                  (b) Holdings is aware that the Common Stock Consideration is not on the date of this Agreement registered under the Securities Act or under any state securities laws.

                  (c) Holdings agrees that it will not transfer the Common Stock Consideration without compliance with the registration and other provisions of all applicable securities laws and acknowledges that each certificate representing the Common Stock Consideration which it receives will be marked with an appropriate legend to such effect (which legend will be removed when such Common Stock is transferred pursuant to an effective registration statement or an exemption from the Securities Act).

                  (d) Holdings is purchasing the Common Stock Consideration solely for investment purposes, and has no present intention to sell the Common Stock Consideration; provided, in each case, Holdings may sell the Common Stock Consideration pursuant to an effective registration statement or an exemption from registration under the Securities Act.

                  (e) Holdings understands that it may be required to bear the economic risk of the investment represented by the purchase of the Common Stock Consideration for an indefinite period.

                  (f) Holdings agrees not to offer, sell, or otherwise dispose of the shares of the Common Stock Consideration at any time prior to the second anniversary of the date Holdings acquires the Common Stock Consideration, unless such offer, sale or other disposition is registered under the Securities Act or is pursuant to an exemption under the Securities Act.

                  (g) Holdings acknowledges that the certificate(s) representing the Common Stock Consideration delivered hereunder shall bear the following legend (which legend will be removed when such Common Stock is transferred pursuant to an effective registration statement or to an exemption from the Securities Act):

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OR STATE

                  SECURITIES LAWS OR COMPLIANCE WITH AN
                  APPLICABLE EXEMPTION THEREFROM.

                  THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

         3.20 Internet Service Agreements. Neither Holdings nor Midwest is a party to an agreement with At Home Corporation requiring the offering of internet access services to be provided by At Home Corporation across the CATV Business.

4.       Representations and Warranties of Buyer.

         To induce Holdings and Midwest to enter into this Agreement, Buyer represents and warrants to Holdings and Midwest as follows:

         4.01     Organization and Authority of Buyer.
                  -----------------------------------

                  (a) Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority necessary to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has heretofore delivered or made available to Holdings true and complete copies of the certificate of incorporation and by-laws of Buyer, as currently in effect. Buyer has made no amendment or modification of its certificate of incorporation or by-laws since the date of this Agreement.

                  (b) Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority necessary to carry on its business as now conducted. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has heretofore delivered or made available to Holdings true and complete copies of the certificate of incorporation and by-laws of Merger Sub, as currently in effect. Merger Sub has made no amendment or modification of its certificate of incorporation or by-laws since the date of this Agreement.

         4.02     Legal Capacity: Approvals and Consents.
                  --------------------------------------

                  (a) Authority; Binding Effect. Buyer and Merger Sub have all requisite corporate power and authority to execute, deliver and perform this Agreement and, in the case of Buyer, the Registration Rights Agreement, and to approve, adopt and consummate the

         Merger. Buyer and Merger Sub have duly taken all corporate and shareholder actions necessary to authorize the execution, delivery and performance of this Agreement and, in the case of Buyer, the Registration Rights Agreement. Without limiting the foregoing, any actions of the directors and stockholders of Buyer and Merger Sub required to approve and adopt this Agreement and the Registration Rights Agreement have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of Buyer or Merger Sub is required in order to consummate the Merger. This Agreement and the Registration Rights Agreement have been duly executed and delivered by Buyer and are the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies. This Agreement has been duly executed and delivered by Merger Sub and is the valid and binding obligation of Merger Sub enforceable in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies.

                  (b) No Breach or Violation. The execution, delivery and performance of this Agreement and the Registration Rights Agreement do not, and will not: (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Buyer or Merger Sub; (ii) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation, by-laws or other governing instruments of any Buyer Significant Subsidiary; (iii) contravene, conflict with or result in a breach or violation by Buyer or any Buyer Significant Subsidiary or Merger Sub of, or constitute a default by Buyer or of any Buyer or any Buyer Significant Subsidiary or of Merger Sub under any Law, Judgment, contract, arrangement, agreement, instrument, obligation or understanding to which Buyer or any Buyer Significant Subsidiary or Merger Sub is a party or by which Buyer or any Buyer or any Buyer Significant Subsidiary or Merger Sub is subject or bound or may be affected; (iv) result in the creation or imposition of any Encumbrance on any asset of Buyer or any Buyer Significant Subsidiary or Merger Sub; or (v) cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which Buyer or any Buyer Significant Subsidiary or Merger Sub is entitled under (a) any provision of any contract, arrangement, agreement or instrument binding upon Buyer or any Buyer Significant Subsidiary or Merger Sub or (b) any license, franchise, permit, certificate, approval or other similar authorization held by, affecting, or relating in any way to the assets or business of Buyer or any Buyer Significant Subsidiary or Merger Sub.

         4.03 Legal and Governmental Proceedings and Judgments. There is no legal action, proceeding, investigation or controversy pending or, to the knowledge of Buyer, threatened against or otherwise involving Buyer or any Buyer Subsidiary, nor are there any Judgments outstanding against Buyer or Merger Sub or to or by which Buyer or any Buyer Subsidiary is, or may be, subject or bound which adversely affect the ability of Buyer or Merger Sub to consummate any of the transactions contemplated hereby.

         4.04 Finders and Brokers. Neither Buyer nor Merger Sub has entered into any contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Holdings or Midwest to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.05 Buyer Consents. Other than approval and filings as required under the federal securities laws or state securities laws or the rules or regulations of any exchange on which Adelphia Common Stock is listed or quoted or as set forth on Schedule 4.05 hereto, no consent, order, authorization, waiver, approval or any other action by, or registration, declaration or filing with, any third party or Governmental Authority is required for Buyer to execute and deliver this Agreement and consummate the transactions contemplated hereby. Buyer does not have an ownership interest in the Buffalo Sabres hockey team that would require any party to the transactions contemplated by this Agreement to obtain any consent of the National Hockey League.

         4.06 Acquisition of Rights. Buyer is not aware of, and has no reason to believe there is, any reason relating to Buyer that any Governmental Authority or other party whose consent is required or contemplated hereunder would refuse to consent to the transfer of CATV Instruments or any rights to Buyer hereunder or would condition the granting of any such consent on the performance by Holdings or Midwest or Buyer of any material obligation not expressly set forth herein.

         4.07 Capitalization. (a) The authorized Capital Stock of Buyer consists of (i) 1,200,000,000 shares of Adelphia Common Stock, (ii) 300 million shares of Class B common stock, par value $.01 per share ("Adelphia Class B Common Stock") and (iii) 50,000,000 shares of preferred stock ("Adelphia Preferred Stock"). Except as set forth on Schedule 4.07, as of the close of business on December 7, 1999, there were outstanding (i) 141,210,000 shares of Adelphia Common Stock,
(ii) 10,834,476 shares of Adelphia Class B Common Stock, (iii) 3,105,000 shares of Adelphia Preferred Stock, and (iv) no options or other rights to acquire any shares of Capital Stock of Buyer or Adelphia Preferred Stock. All outstanding shares of Capital Stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.

         (b) The Common Stock Consideration has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

         (c) All outstanding shares of Capital Stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.07 or on Schedule 4.07, as of December 7, 1999, there are outstanding (i) no shares of Capital Stock or Voting Stock of Buyer,
(ii) no securities of Buyer convertible into or exchangeable for shares of Capital Stock or Voting Stock of Buyer and (iii) no options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any Capital Stock or securities convertible into or exchangeable for Capital Stock of Buyer. The securities described in clauses (a) and (c) of this Section 4.07 and the securities referred to in Buyer SEC Documents are referred to collectively as the "Buyer's Securities". Except pursuant to the terms of the Buyer's Securities, there are no outstanding obligations of Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any Buyer's Securities.

         (d) As of December 7, 1999, except as disclosed in the Buyer SEC Documents, there are no outstanding contractual obligations of Buyer or any Buyer Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than to wholly-owned Buyer Subsidiaries or in the ordinary course of business consistent with past practice.

         4.08 Subsidiaries. (a) Each Buyer Significant Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or other similar powers required to carry on its business as now conducted other than such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Each Buyer Significant Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, other than such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

         (b) Except as set forth in the Buyer SEC Documents, all of the outstanding Capital Stock of, or other voting securities or ownership interests in, each Buyer Significant Subsidiary is owned by Buyer, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock or other Voting Securities or ownership interests). There are no outstanding (i) securities of Buyer or any Buyer Subsidiary convertible into or exchangeable for shares of Capital Stock or other Voting Securities or ownership interests in any Buyer Subsidiary or (ii) options or other rights to acquire from Buyer or any Buyer Subsidiary, or other obligations of Buyer or any Buyer Subsidiary to issue, any Capital Stock or other Voting Securities or ownership interests in, or any securities convertible into or exchangeable for any Capital Stock or other Voting Securities or ownership interests in, any Buyer Subsidiary. There are no outstanding obligations of Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

         4.09 SEC Filings. (a) Buyer has filed with the SEC on a timely basis
(i) Buyer's transition report on Form 10-K for the transition period from April 1, 1998 to December 31, 1998, and its annual reports on Form 10-K for the fiscal years ended March 31, 1998 and 1997, including all amendments thereto, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by Buyer's stockholders held since December 31, 1997, and
(iii) all of its other reports, statements, schedules and registration statements required to be filed with the SEC since December 31, 1998 (the documents referred to in this Section 4.09(a), collectively, the "Buyer SEC Documents").

         (b) As of its filing date, each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

         (c) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.10 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited consolidated interim financial statements).

         4.11 Absence of Certain Changes. Since December 31, 1998, except as disclosed in the Buyer SEC Documents, the business of Buyer and the Buyer Significant Subsidiaries has been conducted in the ordinary course consistent with past practices. Since December 31, 1998, there has not been:

                  (a) any change in the financial condition, properties, business or results of operations of Buyer and Buyer Subsidiaries or any event or development or combination of events or developments that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect;

                  (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Buyer or any of Buyer Significant Subsidiaries, whether or not covered by insurance;

                  (c) any incurrence, assumption or guarantee by Buyer or any of the Buyer Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and on terms consistent with past practices.

         4.12 Compliance with Laws and Court Orders. Buyer and the Buyer Subsidiaries are in compliance with all laws, regulations and other Governmental Authorities applicable to them, except where the failure to comply would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and each Buyer Subsidiary have obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not reasonably be expected to have a Buyer Material Adverse Effect.

         4.13 Litigation. Except as set forth in the Buyer SEC Documents, there is no legal action or proceeding pending against, or, so far as is known to Buyer, any investigation pending or threatened against Buyer, any Buyer Subsidiary or any of their respective properties or assets, nor is there any Judgment outstanding against Buyer or any Buyer Subsidiary or to or by which Buyer or any Buyer Subsidiary or any of their respective properties or assets is subject or bound, which (i) results or could reasonably be expected to result in any modification, termination, suspension, impairment or reformation of any instrument or contract of Buyer or any Buyer Subsidiary or any right or privilege thereunder in a manner that would reasonably be expected to have a Buyer Material Adverse Effect or (ii) materially adversely affects or could reasonably be expected to affect the ability of Buyer to consummate any of the transactions contemplated hereby.

         4.14 Private Offering. Assuming the accuracy of Holdings' representations as set forth in Section 3.20, the offer, issuance and delivery to Holdings pursuant to the terms of this Agreement of the Common Stock Consideration is exempt from registration under the Securities Act.

         4.15 Existing Registration Rights Agreements. Buyer has delivered to Holdings copies of all agreements existing as of the date hereof pursuant to which Buyer may be required to file a registration statement under the Securities Act on behalf of any holders of the Buyer's Securities.

         4.16 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed by Buyer solely for the purpose of engaging in the Merger and has not engaged in any other activities. As of the date hereof and the Effective Time, all of the Capital Stock of Merger Sub is and will be owned directly by Buyer, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, and capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub.

         4.17 Tax Matters. Neither Buyer nor any of its affiliates has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

5.       Covenants Pending Closing.

         5.01 Business of Midwest. From the date hereof to the Closing Date, and except as otherwise consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld), Midwest covenants and agrees as follows:

                  (a) Business in Ordinary Course. Except as otherwise provided herein, Midwest shall conduct the CATV Business in the ordinary course (including, without limitation, in accordance with currently planned capital expenditures), consistent with past practices and will not engage in any material transaction, including, without limitation, entering into or amending in any material respect any CATV Instrument or Contract, or making any material advance or expenditure, other than in the ordinary course of business, nor change in any material respect its business policies or practices. Midwest shall use its reasonable commercial efforts to preserve the CATV Business intact, to retain the services of its present employees and agents, and to preserve its business relationships with, and the goodwill of, its customers, suppliers and others. Midwest shall pay before delinquent all taxes and other charges upon or against Midwest or any of its properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which it chooses to contest in good faith and by appropriate proceedings.

                  (b) Books and Records. Midwest shall maintain its books, accounts and records in the usual, regular and ordinary manner.

                  (c) Litigation During Interim Period. Midwest will advise Buyer in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, pro ceeding or investigation in which Midwest is a party or the assets of Midwest or CATV Business may be affected and which could reasonably be expected to have a Material Adverse Effect or which relates to the transactions contemplated hereby.

                  (d) Material Contracts. Midwest shall deliver to Buyer copies of all material Contracts that are entered into prior to the Closing.

                  (e) Renewal of Franchises. Midwest shall use reasonable commercial efforts to obtain renewals or extensions of any franchises that have expired or will expire within 12 months subsequent to the date of this Agreement.

         5.02     Access to Information.
                  ---------------------

                  (a) Access by Buyer. Between the date of this Agreement and the Closing, Buyer shall have reasonable access during normal business hours to all of the properties, books, reports, records, CATV Instruments and Contracts of Midwest, and Midwest shall furnish Buyer with all information it may reasonably request; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Midwest. After the Closing, Holdings agrees to provide reasonable access during normal business hours for reasonable business purposes, at Buyer's expense, to its independent public accountants. All information obtained by Buyer pursuant to this Agreement and in connection with the negotiation hereof shall be used by Buyer solely for purposes related to this Agreement and the acquisition of Midwest and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, be kept in strict confidence by Buyer in accordance with the terms of the Confidentiality Agreement dated October 6, 1999 between Buyer and Cablevision Systems Corporation.

                  (b) Access by Holdings. (i) Between the date of this Agreement and Closing, Holdings shall have reasonable access during normal business hours to all of the properties, books, reports, records, contracts and CATV instruments of Buyer and the Buyer Significant Subsidiaries and Buyer shall furnish Holdings with all information as it may reasonably request; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Buyer; and (ii) subsequent to the Closing, Buyer shall preserve and give to Holdings reasonable access during normal business hours to all of the books, reports, records, CATV Instruments and Contracts from files and records transferred to Buyer at the time of Closing, for the purposes of the preparation of tax returns, the preparation of the Preliminary Working Capital Statement, the defense of any claims asserted or which may be asserted with respect to which Holdings is the Indemnitor as contemplated by the Agreement, or other proper business purposes.

         5.03 Covenants of Buyer. Except as otherwise set forth in this Agreement, from and after the date hereof through the Closing Date, Buyer shall not, nor shall it permit any Buyer Subsidiary to:

                  (a) amend Buyer's or Merger Sub's certificate of incorporation or by-laws in any manner that is adverse to the rights of Holdings under this Agreement or to the rights of holders of Adelphia Common Stock;

                  (b)      amend any terms of the Adelphia Common Stock;

                  (c) take any action that would or would reasonably be expected to prevent, impair or materially delay the ability of Holdings, Midwest, Buyer or Merger Sub to consummate the transactions contemplated by this Agreement;

                  (d) consummate any Reorganization of Buyer unless (a) Capital Stock of such surviving or resulting entity is designated as the Adelphia Common Stock for all purposes hereof, (b) the common equity market capitalization of the Capital Stock of the surviving or resulting entity designated as the Adelphia Common Stock exceeds the common equity market capitalization of Adelphia Common Stock immediately prior to the consummation of such transaction, and (c) such surviving or resulting entity agrees to assume all of the obligations of Buyer under this Agreement and the Asset Purchase Agreement;

                  (e) take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

                  (f) take any action from and after the date hereof through the Closing Date that would cause or that would reasonably be expected to cause the number of shares of Adelphia Common Stock to be delivered as the Common Stock Consideration to equal or exceed 10% of the number of issued and outstanding shares of Adelphia Common Stock as of the Closing; or

                  (g)      agree or commit to do any of the foregoing.

         Buyer will advise Holdings in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, proceeding or investigation in which Buyer or its subsidiaries is a party and which could reasonably be expected to have a Buyer Material Adverse Affect or which relates to the transactions contemplated hereby.

         5.04 Listing of Common Stock Consideration. Buyer shall use its best efforts to have the Common Stock Consideration approved for quotation on the Nasdaq National Market System on or prior to the Closing Date, subject only to official notice of issuance.

         5.05 Covenant to File Certificate of Merger. Holdings, Midwest and Buyer covenant and agree to file or to cause to be filed, the Certificate of Merger, as provided in Section 2.01(b).

         5.06 Change in Channel Lineup. Midwest will consult with Buyer with respect to any decision by Midwest to adjust the channel lineup of the CATV System.

         5.07 Excluded Liabilities. Midwest will pay, transfer or otherwise extinguish the Excluded Liabilities on or prior to the Closing Date.

         5.08 Required Consents. The parties hereto shall proceed as promptly as practicable and in good faith and shall each use reasonable commercial efforts to obtain each consent or approval required to be obtained prior to the consummation of the transactions contemplated hereby, subject to Section 9.03.

         5.09 Lien Searches. Midwest shall have delivered to Buyer copies of lien searches conducted by Midwest not more than thirty (30) days prior to the Closing Date.

         5.10 Trading in Adelphia Common Stock. Except for the execution and delivery of this Agreement and the Registration Rights Agreement or as otherwise contemplated by this Agreement or the Registration Rights Agreement, Holdings and Midwest covenant and agree that from and including the date of this Agreement through the Closing Date they will not, and they will cause Cablevision Systems Corporation and its Subsidiaries not to, engage in transactions in shares of Adelphia Common Stock or acquire any option or other instrument giving them the right to buy or to sell shares of Adelphia Common Stock in a transaction intended to manipulate the Trading Price of Adelphia Common Stock.

6.       Deliveries at Closing.
         ---------------------

         6.01 Deliveries to Buyer. At the Closing, Holdings will deliver or cause to be delivered to Buyer:

                  (a) A certificate signed by a principal officer of Holdings, dated as of the Closing, representing and certifying to Buyer as to the matters set forth in Sections 7.03 and 7.04.

                  (b) An opinion of Holdings' internal counsel or of outside counsel , including local counsel, appointed by Holdings, substantially in the form of Exhibit C hereto.

                  (c) Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired.

                  (d) Evidence in a form and substance reasonably satisfactory to Buyer that the Required Consents listed on Schedule 3.02 have been obtained.

                  (e) a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of Midwest certifying (i) that attached thereto is a true, complete and correct copy of Midwest's certificate of incorporation and by-laws and (ii) that attached thereto is a specimen of the stock certificate for the Capital Stock of Midwest.

                  (f) a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of Holdings certifying that attached thereto is a true, complete and correct copy of the resolutions of Holdings authorizing the execution of this Agreement and authorizing the Merger.

         6.02 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Holdings:

                  (a) The Common Stock Consideration as provided in Section 2.02

                  (b) A certificate signed by a principal officer of Buyer, dated as of the Closing, representing and certifying to Holdings as to the matters set forth in Sections 8.03 and 8.04.

                  (c) An opinion of Buyer's Counsel, substantially in the form of Exhibit D hereto.

                  (d) Evidence in a form and substance reasonably satisfactory to Holdings that the Required Consents listed on Schedule 4.05 have been obtained.

                  (e) Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired.

                  (f) a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of the Buyer certifying (i) that attached thereto is a true, complete and correct copy of (A) the Buyer's certificate of incorporation and by-laws and (B) resolutions duly adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the other agreements to which Buyer is a party and (ii) that attached thereto is a specimen of the stock certificate for the Adelphia Common Stock.

                  (g) The Registration Rights Agreement in the form of Exhibit E hereto, duly authorized and executed by or on behalf of Buyer.

                  (h) A certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of the Merger Sub certifying that attached thereto is a true, complete and correct copy of (A) the Merger Sub's certificate of incorporation and by-laws and (B) resolutions duly adopted by the board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the other agreements to which Merger Sub is a party.

7.       Conditions to the Obligations of Buyer.

         The obligations of Buyer to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Buyer:

         7.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents described in
Schedule 4.05 shall have been obtained and shall be in full force and effect; provided that if the approvals and consents of Governmental Authorities for franchises which represent at least 80% of the Combined Basic Subscribers shall have been obtained, then this condition shall have been deemed to have been satisfied if the conditions specified in Section 9.02 shall have been satisfied and all Required Consents on Schedule 4.05 shall have been obtained and shall be in full force and effect.

         7.02 Holdings' and Midwest's Authority. All actions under the documents governing Holdings and Midwest necessary to authorize (i) the execution and delivery of this Agreement by Holdings and Midwest and the performance by Holdings and Midwest of their respective obligations under this Agreement and
(ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Holdings and Midwest and shall be in full force and effect on the Closing Date.

         7.03 Performance by Holdings and Midwest. Holdings and Midwest shall have performed in all material respects their respective agreements and covenants hereunder (including, without limitation, their respective covenants in Articles 5 and 6) to the extent such are required to be performed at or prior to the Closing and are material to the CATV Business as a whole.

         7.04 Absence of Breach of Warranties and Representations. The representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the CATV Business in accordance with Article 5 hereof between the date hereof and the Closing Date, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a Material Adverse Effect.

         7.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated hereby.

8.       Conditions to the Obligations of Holdings.

         The obligations of Holdings and Midwest to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Holdings:

         8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and all of approvals and consents described in
Schedule 3.02 shall have been obtained and shall be in full force and effect; provided that if the approvals and consents of Governmental Authorities for franchises which represent at least 80% of the Combined Basic Subscribers shall have been obtained, this condition shall have been deemed to have been satisfied if the conditions specified in Section 9.02 shall have been satisfied and all Required Consents on Schedule 3.02 shall have been obtained and shall be in full force and effect.

         8.02 Corporate Action. All corporate and other actions necessary to authorize (i) the execution, delivery and performance by Buyer and Merger Sub of this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Buyer and Merger Sub and shall be in full force and effect on the Closing Date.

         8.03 Performance by Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all their respective covenants and agreements to be performed by them hereunder to the extent such are required to be performed at or prior to the Closing.

         8.04 Absence of Breach of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if then made except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement or a Buyer Material Adverse Effect.

         8.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated hereby.

         8.06 Effectiveness of Shelf Registration Statement. If required by Holdings, the shelf registration statement in respect of the Common Stock Consideration that is contemplated by the Registration Rights Agreement shall be effective under the Securities Act.

         8.07 No Material Adverse Effect. From and after the date hereof through the Closing Date, there shall not have occurred any event or circumstance which has a Buyer Material Adverse Effect.

9.       Covenants.

         9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to use reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder, and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

         9.02     Compliance with HSR Act and Rules.
                  ---------------------------------

                  (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired or been terminated without action taken to prevent the consummation of the transactions contemplated hereby.

                  (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR Report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging mutual information required to be disclosed therein) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Holdings and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

                  (c) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ or any agency or instrumentality of the federal government by an action to stay or enjoin such consummation, then either Buyer or Holdings shall have the right to terminate this Agreement unless the other of such parties, at its sole cost and expense, elects to contest such action, in which case the noncontesting party shall cooperate with the contesting party and assist the contesting party, as reasonably requested, to contest such action until such time as either party terminates this Agreement under this Section or Article 12. In the event that such a stay or injunction is granted (preliminary or otherwise), then either Buyer or Holdings may terminate this Agreement by prompt written notice to the other. If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then such party may terminate this Agreement by prompt written notice to the other party. To effectuate the intent of the foregoing provisions of this Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as provided above, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party.

         9.03 Applications for Assignment of Contracts or CATV Instruments. In order to secure requisite consents or approvals of the transfer of control to Buyer of any Contracts or CATV Instruments, Buyer (with respect to CATV Instruments) and Midwest (with respect to Contracts) shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each such consent or approval. Buyer and Midwest shall use reasonable commercial efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such approvals and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and to be represented at such meetings or hearings as may be scheduled to consider such applications. Without limiting in any respect the foregoing, each party agrees to file mutually acceptable applications to all appropriate Governmental Authorities for all consents or approvals required to consummate the transactions hereunder within 45 days after the date of this Agreement. Buyer further agrees that it will not, without the prior written consent of Holdings, take any action to amend or that would amend or modify any application filed as provided in this Section 9.03 after the date that such application is accepted as complete. In the event that Buyer amends or modifies any such application for transfer of control of any Contracts or CATV Instruments without Holdings prior written consent, and the approval period for such transfer is extended by any such Governmental Authority or other third party, then Holdings may (if it so elects) (i) extend the Outside Date in Section 12.01 to a date that will give effect to any resulting delay or
(ii) terminate this Agreement under Section 12.02 hereof. Midwest shall use commercially reasonable efforts to include a provision in each consent referred to in this Section 9.03 that permits Buyer to assign such contract to a wholly-owned Subsidiary of Buyer subsequent to the Closing Date. If a governmental authority refuses to include such a provision, Midwest shall notify Buyer and Buyer may discuss such refusal with the governmental authority; provided, however, that upon such refusal, Midwest shall have no further obligation to seek or to obtain such a provision in the relevant contract.

         9.04     Records, Taxes and Related Matters.
                  ----------------------------------

                  (a) Midwest and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven year period after the Closing Date with respect to all transactions of the CATV Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operation and cash flows of the CATV Business for any period prior to the Closing. In the case of records owned by Midwest, such records shall be made available at Midwest's executive office, and in the case of records owned by Buyer, such records shall be made available at the office at which such records are maintained. As used in this Section 9.04, the right of inspection includes the right to make copies at the requesting parties' expense for reasonable business purposes.

                  (b) Holdings and Buyer each agree that they shall take no act which would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that they and their respective affiliates shall file all Tax Returns in a manner consistent with the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         9.05 Real Estate Proration And Adjustment Items. Water and sewer charges, municipal garbage and rubbish removal charges, rents, interest, real estate taxes, utilities and other charges of an annual or recurrent nature assessed against or paid in conjunction with the ownership or operation of any real property owned by Midwest to be transferred to Buyer hereunder shall be prorated as of Closing Date. Real estate taxes shall be prorated as of the Closing Date. Real estate taxes for the calendar year of Closing shall be prorated based upon real estate taxes levied or estimated to be levied in that year by each taxing body (without regard to the date of levy or the fiscal year of the taxing body); provided, however, if any of such real estate taxes have not yet been levied as of the Closing Date for the calendar year in which the Closing Date occurs, the tax proration shall be based upon the prior year's tax levy, taking into account any adjustments in real estate tax assessments which may have been made.

         9.06 Furnishing of Information. From the date hereof and so long as Cablevision Systems Corporation or a Subsidiary thereof owns Adelphia Common Stock, Buyer will promptly furnish to Cablevision Systems Corporation, at the address set forth in Section 13.06, all reports filed by it pursuant to Section 13(a) or 15(d) of the Exchange Act (or if Buyer is not at the time required to file reports pursuant to said Section 13(a) or 15(d), annual and quarterly reports comparable to those required by Sections 13(a) or 15(d) of the Exchange
Act).

         9.07 Covenant Not to Compete. Holdings covenants and agrees that for a period of three years after Closing (or such period as allowed by law if less than three years), Holdings will not, and will cause Cablevision Systems Corporation and its Subsidiaries not to, acquire, manage, operate or control, any cable television system, multichannel multipoint distribution system ("MMDS"), satellite master antenna system ("SMATV") or local multipoint distribution system ("LMDS") within the Service Territory. Notwithstanding anything contained herein, (i) the ownership of securities of any company which is "publicly held" and which do not constitute more than five percent (5%) of the voting rights or equity interests of such entity shall not constitute a violation of this covenant and (ii) this Section 9.07 shall not be construed to restrict ownership of entities in the direct broadcast satellite business or wireless personal services communications business or ownership of licenses relating to the foregoing.

         9.08 Remaining Franchises. In the event that a Closing under this Agreement occurs without the receipt of all consents and approvals to transfer all franchises, Buyer and Midwest, on the one hand, and Holdings, on the other hand, covenant and agree to act in good faith to obtain the approval or consent of any Governmental Authorities that have not consented to the transfer of any franchises included in the CATV Business. Until such time as approval or consent to transfer such franchises is obtained, Buyer covenants and agrees to satisfy all obligations of Midwest under the applicable franchise agreement. Buyer and Midwest, on the one hand, and Holdings, on the other hand, agree to enter into such agreements, including, without limitation, management agreements, as are reasonably necessary to cause Midwest not to be in breach of Midwest's obligations under the applicable franchise agreements and to permit Midwest to receive the economic benefits of such franchise agreements.

10.      Survival of Representations, Warranties, Covenants and Other
         Agreements;
         Indemnification.

         10.01 Survival of Representations, Warranties, Covenants and Other Agreements. All representations and warranties made by Buyer and Holdings in this Agreement shall survive the Closing for a period of six months, and shall thereafter terminate with the exception of (i) Section 3.06(a) (relating to title matters) and Section 4.07(b) (relating to the Common Stock Consideration) which shall survive for the applicable statute of limitations periods and (ii)
Section 3.06(d) which shall survive the Closing for a period of two years. The obligations to indemnify and hold harmless a party hereto pursuant to this
Article 10 shall terminate when the applicable representation or warranty terminates pursuant to this Section 10.01; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

         10.02    Indemnification by Holdings.
                  ---------------------------

                  (a) Subject to Section 10.01, Holdings agrees to indemnify, defend and hold harmless Buyer, its affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns (a "Holdings Indemnified Party"), from and against (i) all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) (collectively, "Losses") to which they may become subject as a direct result of (x) the Excluded Liabilities, (y) any and all misrepresentations or breaches of a representation or warranty of Holdings herein or the nonperformance or breach of any covenants or agreements of Holdings contained herein, or
         (z) the ownership and operation of Midwest and the CATV Business before the Closing and (ii) any Taxes for which Holdings is responsible under
         Section 10.05 hereof.

                  (b) Any obligations of Holdings under the provisions of this
         Article 10 shall be paid promptly to a Holdings Indemnified Party by Holdings and shall represent a retrospective adjustment to Common Stock Consideration. The amount of such payment (and adjustment) shall be an amount in cash equal to the amount of the Loss incurred by a Holdings Indemnified Party on account of the matter for which indemnification is required hereunder less any payments made or to be made to a Holdings Indemnified Party under any insurance, indemnity or similar policy or arrangement. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification under this Section 10.02 and Section 10.02 of the Asset Purchase Agreement exceeds $10 million (in which event Buyer shall be entitled to indemnification as provided herein for all such Losses and not just the excess over $10 million) and as to any particular indemnity claim or series of related indemnity claims only to the extent that, and only if, such indemnity claim or series of related indemnity claims equals or exceeds $100,000. In any event, the maximum aggregate amount that Holdings will be required to pay under this
         Section 10.02 and that the Sellers under the Asset Purchase Agreement will be required to pay under Section 10.02 of the Asset Purchase Agreement in respect of all claims by all parties under both agreements is $100 million.

                  (c) In the event that Holdings and Midwest elect to proceed to Closing at any time that approvals and consents of Governmental Authorities to transfer franchises which represent less than 90% of the Combined Basic Subscribers shall not have been obtained, and prior to Closing Buyer and Merger Sub give written notice to Holdings and Midwest that they desire not to proceed to Closing, Holdings agrees to indemnify, defend and hold harmless the Holdings Indemnified Parties, from and against all losses, damages, liabilities, deficiencies or obligations including, without limitation, all Losses to which they may become subject as a result of such election.

                  (d) In no event will a claim to be indemnified by Sellers under the Asset Purchase Agreement be entitled to indemnification by Holdings under this Agreement. Buyer further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 10.02. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Holdings and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 10.02).

         10.03    Indemnification by Buyer.
                  ------------------------

                  (a) Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their shareholders, partners, directors, officers, employees, agents, successors and assigns (a "Buyer Indemnified Party"), from and against all losses, damages, liabilities, deficiencies or obligations including, without limitation,
         (i) all Losses to which they may become subject as a direct result of:
         (x) any and all misrepresentations or breaches of a representation herein or warranty or the nonperformance or breach of any covenant or agreement of Buyer contained herein; (y) the Liabilities that are not Excluded Liabilities; or (z) the ownership and operation of the assets of Midwest and the CATV Business after the Closing and (ii) any Taxes for which Buyer is responsible under Section 10.05 hereof. Any obligations of Buyer under the provisions of this Article shall be paid in cash promptly to a Buyer Indemnified Party by Buyer. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall apply as to any particular indemnity claim or series of related indemnity claims only to the extent that, and only if, such indemnity claim or series of related indemnity claims equals or exceeds $100,000. In any event, the maximum aggregate amount that Buyer will be required to pay under this Section 10.03(a) and under Section 10.03(a) of the Asset Purchase Agreement in respect of all claims by all parties under both agreements is $250 million.

                  (b) In the event that Buyer elects to proceed to Closing at any time that approvals and consents of Governmental Authorities to transfer franchises which represent less than 90% of the Combined Basic Subscribers shall not have been obtained, and prior to Closing

         Holdings and Midwest give written notice to Buyer and Merger Sub that they desire not to proceed to Closing, Buyer agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties, from and against all losses, damages, liabilities, deficiencies or obligations including, without limitation, all Losses to which they may become subject as a result of such election.

                  (c) In no event will a claim to be indemnified by Buyer under the Asset Purchase Agreement be entitled to indemnification under this Agreement. Holdings further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 10.03. In furtherance of the foregoing, Holdings hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Buyer and its affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 10.03).

         10.04 Third Party Claims. If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted against any indemnified party ("Indemnitee"), it shall be a condition to the obligations under this Article that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section 13.06. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation in connection with such defense. If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld.

         10.05    Tax Matters.
                  -----------

                  (a) Holdings agrees with Buyer that Holdings shall, at Holdings expense, complete and file on a timely basis all federal, state and local Tax Returns for Midwest for taxable periods ending on or prior to the Closing Date. Except as otherwise provided in Section
         2.11 hereof, Holdings shall be responsible for all Taxes of Midwest for such taxable periods, except to the extent that such Taxes were reflected in the Final Working Capital Statement as Liabilities. Buyer will cause Midwest to furnish to Holdings all information pertaining to Midwest reasonably requested by Holdings and necessary for the preparation of Tax Returns that include Midwest for taxable periods ending on or prior to the Closing Date and will otherwise cooperate fully, and cause Midwest to cooperate fully, with Holdings and any of its parents in the preparation of such returns. The income, deductions and credits with respect to Midwest on such returns will be computed consistent with past practices, principles and methods and be determined on the basis of the appropriate permanent records of Midwest. Prior to filing any such return, Holdings shall submit the applicable portion of such return to

         Buyer for its review. In the event a judicial or administrative proceeding is commenced with respect to any Taxes for which Holdings or any of its parents are responsible under this Section 10.05, Holdings shall have the option to represent Midwest before the Internal Revenue Service or any other governmental agency or authority or any court regarding such Taxes and to settle, or cause Midwest to settle, any such matters; provided that Holdings will not settle or cause Midwest to settle any such matter which would affect the Tax liability of Midwest for periods ending after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld.

                  (b) Except as otherwise provided in Section 2.11 hereof, Buyer and Midwest shall be responsible for all Taxes of Midwest for any taxable period ending after the Closing Date and will prepare and file all Tax Returns of Midwest for such periods. Holdings agrees to make available to Buyer records in the custody of Holdings necessary for the preparation of such Tax Returns and otherwise to cooperate to the extent reasonably required for the filing of such Tax Returns.

                  (c) Holdings, Buyer and Midwest shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes of Midwest. Such cooperation shall include the retention and, upon the other party's request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         10.06 Guarantee By Holdings. Subject to the rights of the Sellers under the Asset Purchase Agreement, Holdings agrees to guarantee all obligations of the Sellers under Section 10 of the Asset Purchase Agreement as if it were a Seller. Holdings agrees to hold, either directly or through a nominee, shares of Adelphia Common Stock with a market value of not less than $100,000,000 for a period of not less than six months from the Closing Date; provided that notwithstanding the foregoing, Holdings may at any time during such period hold shares of Adelphia Common Stock with a market value of less than $100,000,000 so long as a holder of shares of Adelphia Common Stock with a market value of not less than $100,000,000 agrees in writing to assume Holdings' obligations under this Section 10.06 for the remainder of such period, subject to the limitations on such obligations in this Article 10. For purposes of this Section 10.06, the market value of a share of Adelphia Common Stock on any date shall equal the average of the reported high and low prices at which transactions in shares of Adelphia Common Stock were executed on the National Association of Securities Dealers Automated Quotations National Market System during such day.

11.      Further Assurances.

         From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other party and take such other actions as the other party reasonably may request to effect the purposes and intent of this Agreement.

12.      Closing.

         12.01 Closing. The Closing shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m., local time, on the date which is (i) the fifth business day after all consents required as conditions to the sale as provided in Section
7.01 have been received or, if permitted under applicable law, waived, and (ii) designated by Buyer or Holdings in a written notice to the other specifying that all conditions to Closing (other than those that can only be satisfied at Closing) have been satisfied or waived and specifying the date of the Closing (the "Closing Date"); provided, however, that if the Closing shall not have occurred prior to December 31, 2000 or as extended pursuant to Section 9.03 (the "Outside Date"), this Agreement shall terminate unless otherwise provided by the mutual written agreement of Buyer and Holdings which shall be binding on all parties hereto; provided, further, however, that in no event shall the Closing under this Agreement occur unless it shall occur simultaneously with the Closing as defined in the Asset Purchase Agreement. If, as of the Outside Date, the Closing cannot be effected, all parties hereto shall be released from all obligations hereunder other than obligations arising from a breach or default hereunder, and each party hereto will bear expenses as provided in Section 13.07 hereof. At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to consummate the transactions contemplated herein.

         12.02 Termination. In addition to the termination provided for in
Section 12.01, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                  (a) At any time, by the mutual written agreement of Buyer and Holdings;

                  (b) By Buyer, upon and effective as of the date of written notice to Holdings, if any of the conditions to the obligations of Buyer and Merger Sub set forth in Article 7 shall not have been waived or materially satisfied at the time of the Closing or, if applicable, the Outside Date, as the case may be;

                  (c) By Holdings, upon and effective as of the date of written notice to Buyer, if any of the conditions to the obligations of Holdings and Midwest set forth in Article 8 shall not have been waived or materially satisfied at the time of the Closing or, if applicable, the Outside Date, as the case may be;

                  (d) By Holdings or Buyer, upon and effective as of the date of written notice to the other, pursuant to the termination provisions of
         Section 9.02(c); or

                  (e) By Holdings, upon and effective as of the date of written notice to Buyer, pursuant to the termination provisions of Section 9.03.

13.      Miscellaneous.

         13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

         13.02 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement referred to in Section 5.02(a). No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         13.03 Cablevision Name. The parties agree that Holdings and its affiliates shall retain the right to use the names "Cablevision," "Cablevision Systems," "Optimum," "Optimum Cable" or any and all derivations thereof or any name which may include any of such terms, and after the Closing, Buyer shall remove or delete the names "Cablevision," "Cablevision Systems," "Optimum," "Optimum Cable," "Optimum TV" or any and all derivations thereof or any name which may include any of such terms from the assets of Midwest as soon as reasonably practicable but in any event by the 60th day following the Closing. From and after the 60th day following the Closing, Holdings and its affiliates shall retain the sole and exclusive right to use the names "Cablevision," "Cablevision Systems," "Optimum," "Optimum Cable" or any and all derivations thereof or any name which may include any of such terms.

         13.04 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights under this Agreement to one or more Subsidiaries of Buyer with respect to which Buyer owns at least 66 2/3% of the Voting Stock, without the prior written consent of Holdings, provided Buyer remains liable to fully perform the obligations and terms of this Agreement.

         13.05 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         13.06 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person, faxed (with confirmation) or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

         If to Holdings

         or Midwest:                Cablevision of the Midwest
                                      Holding, Inc.
                                    1111 Stewart Avenue

                            Bethpage, New York 11714

                            Telephone: (516) 803-2300

                            Facsimile: (516) 803-2577

                           Attention: General Counsel
         copies to:                 Cablevision Systems Corporation
                                    1111 Stewart Avenue
                                    Bethpage, New York 11714
                                    Telephone: (516) 803-2300
                                    Facsimile:  (516) 803-2577
                                    Attention: General Counsel

                                                     and

                                    Sullivan & Cromwell
                                    125 Broad Street
                                    New York, New York 10004
                                    Telephone: (212) 558-4000
                                    Facsimile: (212) 558-3588
                                    Attention: John P. Mead

         If to Buyer

         or Merger Sub:             Adelphia Communications Corporation
                                    One North Main Street
                                    Coudersport, Pennsylvania  16915
                                    Telephone: (814) 274-6446
                                    Facsimile:   (814) 274-6586
                                    Attention:   Colin H. Higgin
                                                  Deputy General Counsel

         copies to:                 Buchanan Ingersoll P.C.
                                    One Oxford Centre
                                    301 Grant Street
                                    Pittsburgh, Pennsylvania  15219
                                    Telephone: (412) 562-8339
                                    Facsimile:   (412) 562-1041
                                    Attention:   Bruce I. Booken

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.06.

         13.07 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same. Buyer and Holdings agree to share equally the filing fee payable under the HSR Act and Rules.

         13.08 Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in any party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

         13.09 Third Party Beneficiary. This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

         13.10    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                  -------------
CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

         13.11 Press Releases. No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by either party hereto without the consent of the other party; provided, however, that either party may disclose such information if reasonably deemed to be required by law by the legal counsel for such party; provided further that such party shall notify the other as soon as reasonably practicable prior to the issuance of such press release.

         13.12 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

         13.13 Specific Performance. So long as Buyer is not then in breach or in default of its obligations under this Agreement, Buyer shall be entitled to require Holdings to specifically perform and consummate the transactions described herein in accordance with this Agreement in the event of a failure by Holdings to perform its obligations hereunder.

                                         (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CABLEVISION OF THE MIDWEST, INC.

By:   /s/      William J. Bell

     Name:  William J. Bell
     Title:    Vice Chairman

CABLEVISION OF THE MIDWEST HOLDING CO.,
INC.

By:   /s/         William J. Bell

     Name:  William J. Bell
     Title:    Vice Chairman

ADELPHIA COMMUNICATIONS CORPORATION

By:   /s/ James R. Brown

     Name:  James R. Brown
     Title:    Vice President

ADELPHIA GENERAL HOLDINGS II, INC.

By:   /s/ James R. Brown

     Name:  James R. Brown
     Title:    Vice President

                                                 EXHIBIT A

                                          [Intentionally Omitted]

                                                 EXHIBIT B

                                             SERVICE TERRITORY

                                                 EXHIBIT C

                           [FORM OF OPINION OF COUNSEL TO HOLDINGS AND MIDWEST]
                           ---------------------------------------------------


                                                                       [Date]



[Name and Address of Buyer]




Ladies and Gentlemen:

     [Introduction]

     1. Holdings is a corporation duly organized and validly existing under the law of the State of Delaware with all requisite corporate power and authority to conduct its business and operations as presently conducted.

     2. Midwest is a corporation duly organized and validly existing under the law of the State of Delaware with all requisite corporate power and authority to conduct its business and operations as presently conducted.

     3. Holdings and Midwest have all requisite power and authority to execute, deliver and perform the Agreement and Plan of Reorganization and all documents contemplated therein to be executed and delivered by them (collectively, the "Documents"). The execution, delivery and performance of the Agreement and Plan of Reorganization and the other Documents have been duly authorized by all necessary action by Holdings and Midwest. The Agreement and Plan of Reorganization and the other Documents have each been duly executed and delivered by Holdings and Midwest, as applicable, and each is the valid and legally binding obligation of Holdings and Midwest, as applicable, enforceable against Holdings and Midwest, as applicable, in accordance with their respective terms subject to insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4. After the inquiry described herein, I have no knowledge of any consents which are required in connection with Holdings' or Midwest's performance of the Agreement and Plan of Reorganization other than those referred to in the Agreement, including, without limitation, Schedule 3.02 of the Agreement and Plan of Reorganization.

     5. The execution, delivery and performance by Holdings of the Agreement and Plan of Reorganization and the other Documents do not contravene Holdings' organizational documents.

     6. The execution, delivery and performance by Midwest of the Agreement and Plan of Reorganization and the other Documents do not contravene Midwest's organizational documents.

     7. The Capital Stock of Midwest has been duly and validly authorized and issued and is fully paid and non-assessable.

     [Conclusion]

                                                     Very truly yours,

                                                     [Counsel]

                                                 EXHIBIT D

                           [FORM OF OPINION OF COUNSEL TO BUYER AND MERGER SUB]
                           ---------------------------------------------------


                                                                       [Date]


[Name and Address of Holdings and Midwest]



Ladies and Gentlemen:

     [Introduction]

     1. Buyer is a corporation duly organized and validly existing under the law of the State of Delaware with all requisite corporate power and authority to conduct its business and operations as presently conducted.

     2. Merger Sub is a corporation duly organized and validly existing under the law of the State of Delaware with all requisite corporate power and authority to conduct its business and operations as presently conducted.

     3. Buyer and Merger Sub have all requisite power and authority to execute, deliver and perform the Agreement and Plan of Reorganization and all documents contemplated therein to be executed and delivered by Holdings and/or Midwest (collectively, the "Documents"). The execution, delivery and performance of the Agreement and Plan of Reorganization and the other Documents have been duly authorized by all necessary action by Buyer and Merger Sub. The Agreement and Plan of Reorganization and the other Documents have each been duly executed and delivered by Buyer and Merger Sub, as applicable, and each is the valid and legally binding obligation of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with their respective terms subject to insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     4. After the inquiry described herein, I have no knowledge of any consents which are required in connection with Buyer's or Merger Sub's performance of the Agreement and Plan of Reorganization other than those referred to in the Agreement, including, without limitation, Schedule 3.02 of the Agreement and Plan of Reorganization.

     5. The execution, delivery and performance by Buyer of the Agreement and Plan of Reorganization and the other Documents do not contravene Buyer's organizational documents.

     6. The execution, delivery and performance by Merger Sub of the Agreement and Plan of Reorganization and the other Documents do not contravene Merger Sub's organizational documents.

     7. The Class A Common Stock, par value $.01 per share, of Buyer that was issued as the Common Stock Consideration has been duly and validly authorized and issued and is fully paid and non-assessable.

     [Conclusion]

                                                     Very truly yours,

                                                     [Counsel]

                                                 EXHIBIT E

                                       REGISTRATION RIGHTS AGREEMENT